PRESS RELEASE
CRESCENT ANNOUNCES FIRST QUARTER 2007 RESULTS
Company Executing on Strategic Plan
FORT WORTH, TEXAS, May 8, 2007—Crescent Real Estate Equities Company (NYSE:CEI) today announced results for the first quarter of 2007. Net loss available to common shareholders for the three months ended March 31, 2007, was ($15.0) million, or ($0.15) per share (diluted). These compare to net loss available to common shareholders of ($11.8) million, or ($0.12) per share (diluted), for the three months ended March 31, 2006.
Funds from operations available to common shareholders – diluted, calculated in accordance with the NAREIT definition (“FFO”), and funds from operations available to common shareholders – diluted, calculated in accordance with the NAREIT definition, as adjusted to exclude impairment charges and debt extinguishment charges related to the sale of real estate assets and to include gains on sale of developed operating properties and promoted interests (“FFO, as adjusted”), were $14.9 million, or $0.12 per share and equivalent unit, for the three months ended March 31, 2007, compared to $24.8 million, or $0.20 per share and equivalent unit, for the three months ended March 31, 2006. Crescent provides the calculation of FFO, as adjusted, because management utilizes it in making operating decisions and assessing performance, and to assist investors in assessing Crescent’s operating performance. Both uses of FFO are non-GAAP financial measures, and as such, are reconciled to net income in the documents accompanying this press release. The definition of FFO is set forth in this press release in the section labeled “Funds From Operations.”
PROGRESS ON RECENTLY ANNOUNCED STRATEGIC PLAN
“We are encouraged by the progress to date on our strategic plan announced March 1”, commented John C. Goff, vice chairman and chief executive officer. “The demand for the held-for-sale assets and resulting pricing is very strong as already evidenced by the contract for the sale of our Resort Hotel portfolio and Austin Centre and the sale of the Exchange Building. Additionally, we are in the final stages of negotiations for the remaining held-for-sale office assets with pricing above our expectations. The sales effort for the Resort Residential Development business is underway and we are pleased by the quality and number of interested parties thus far. With this early success in executing our strategic plan sales, we are on track to unlock shareholder value and become a pure play office REIT.”
Hotel portfolio disposition
The Resort Hotel portfolio and the Austin Centre office building are currently under contract for a gross purchase price of $620 million to Walton TCC Hotel Investors V, L.L.C. Crescent’s share of the gross purchase price, determined after taking into account the interests of its partners in the sales and incentive payments due as a result of the sales, is approximately $580 million. Walton has paid a nonrefundable earnest money deposit of $11 million and the transaction is scheduled to close in the 2nd quarter.
Exchange Building disposition
On April 17, 2007, Crescent sold the Exchange Building, a 295,515 square-foot office property in Seattle, WA. The office property was sold for $80.6 million, or $273 per square foot. Crescent’s 2nd quarter net income is expected to include a gain on this sale of $28 million.

BUSINESS SECTOR REVIEW
Office Segment (54% of Gross Book Value of Real Estate Assets as of March 31, 2007)
Operating Results — Continuing Operations
Crescent reports operating statistics in this press release assuming 100% ownership without adjusting for joint-venture interests and excluding properties held-for-sale. Excluding the 20 held for sale properties representing 5.3 million square feet. Crescent owned and managed, through its subsidiaries and joint ventures, 22.4 million square feet at March 31, 2007, including 11.4 million square feet of office properties in joint ventures. Please refer to the First Quarter 2007 Supplemental Operating and Financial Data report for additional information regarding properties held for sale.
Denny Alberts, president and chief operating officer commented, “Our office business is off to a good start in 2007 as we continue to see increasing demand in our markets. Our 1st quarter same-store net operating income and same-store occupancy levels were up and our leased occupancy reached 93.4% which has allowed us to push rents.”
- Same-store NOI -
Office property same-store net operating income (“NOI”) increased 4.4% for the three months ended March 31, 2007, from the same period in 2006, for the 21.1 million square feet of office property space owned during both periods. Average economic occupancy for these same-store properties for the three months ended March 31, 2007, was 91.4% compared to 90.3% for the same period in 2006.
-Total Portfolio Occupancy -
As of March 31, 2007, leased occupancy was 93.4%, and economic occupancy was 90.6%.
- Leasing Activity -
Crescent leased 0.5 million net rentable square feet during the three months ended March 31, 2007, of which 0.2 million square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) increased 11% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $2.71 per square foot per year, and leasing costs were $1.52 per square foot per year.
- Lease Termination Fees -
Crescent earned $4.0 million of lease termination fees during the three months ended March 31, 2007. This compares to $7.8 million of lease termination fees earned during the three months ended March 31, 2006. The decrease in lease termination fees is primarily the result of accelerated termination fees due to releasing of space previously occupied by El Paso Corporation in Greenway Plaza in Houston, TX in 2006. Crescent’s policy is to exclude lease termination fees from its same-store NOI calculation.
Development
The Parkway at Oak Hill development, a 145,475 square-foot Class A office complex located in southwest Austin, TX was completed in the 1st quarter. Crescent sold its joint venture interest in Parkway on April 23rd. The office complex was valued in the transaction at $211 per square foot. Crescent received approximately $12.7 million as a result of the transaction. Crescent expects to recognize in net income a gain on the sale of its interests of approximately $3.5 million, net of promoted interests and taxes. The gain also will be included in FFO, as adjusted for the quarter ended June 30, 2007.
Resort Residential Development Segment (23% of Gross Book Value of Real Estate Assets as of March 31, 2007)
Operating Results
As part of its strategic plan, Crescent announced its intent to sell the Resort Residential Development business. Crescent’s overall resort residential investments generated $7.5 million in FFO for the three months ended March 31, 2007. This compares to $1.0 million in FFO for the three months ended March 31, 2006. The increase in FFO is primarily attributable to Crescent Resort Development sales at The Residences at Park Hyatt Beaver Creek and Village Walk projects.

Luxury Resorts and Upscale Business-Class Hotels (11% of Gross Book Value of Real Estate Assets as of March 31, 2007)
As part of its strategic plan, Crescent announced its intent to sell the Luxury Resort and Upscale Business-Class Hotel portfolio. These assets are currently under contract to be sold during the 2nd quarter as discussed earlier. Crescent reports operating results in this press release for its three fully operational luxury resorts and its three upscale business-class hotels and assuming 100% ownership without adjusting for joint-venture interests.
- Same-store NOI -
For the three months ended March 31, 2007, Crescent generated same-store NOI of $10.7 million, which is a 3% decrease from $11.0 million generated for the same period in 2006. The decrease in same-store NOI is due to the Park Hyatt Beaver Creek Resort and Spa where 85 rooms were taken out of service as of April 2006. 55 of these rooms were converted into timeshare units for sale by Crescent Resort Development, Inc. while the remaining space was used to expand the Allegria Spa.
- Operating Statistics -
The average daily rate increased 9%, and revenue per available room increased 4% for the three months ended March 31, 2007, compared to the same period in 2006. Weighted average occupancy was 71% for the three months ended March 31, 2007, compared to 74% for the three months ended March 31, 2006.
Temperature-Controlled Logistics Segment (12% of Gross Book Value of Real Estate Assets as of March 31, 2007)
Crescent’s investment in temperature-controlled logistics properties generated $1.9 million in FFO for the three months ended March 31, 2007. This compares to $3.2 million of FFO generated for the three months ended March 31, 2006. The decrease in FFO is due to increased interest expense from the refinancing in December 2006 as well as an increase in corporate overhead costs.
OTHER
Included in the 1st quarter 2007 results is $4.3 million of severance and other related costs. These costs are attributable to a planned reduction in general and administrative expenses as part of our strategic plan.
On April 16, 2007, Crescent announced that its Board of Trust Managers had declared cash dividends of $0.375 per share for its Common Shares, $0.421875 per share for its Series A Convertible Preferred Shares, and $0.593750 per share for its Series B Redeemable Preferred Shares. The dividends are payable May 15, 2007, to shareholders of record on April 30, 2007.
FUNDS FROM OPERATIONS
Funds from operations is a supplemental non-GAAP financial measurement used in the real estate industry to measure and compare the operating performance of real estate companies, although those companies may calculate funds from operations in different ways. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations as Net Income (Loss) determined in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of depreciable operating property, excluding extraordinary items (determined by GAAP), excluding depreciation and amortization of real estate assets, and including the impact of adjustments for unconsolidated partnerships and joint ventures.
Crescent’s FFO, as adjusted, follows the NAREIT definition, but is adjusted to (i) exclude the impact of the impairment charges and debt extinguishment charges related to the sale of real estate assets and (ii) include the impact of gains on sale of developed operating properties and promoted interests. Crescent provides this additional calculation of FFO, as adjusted, because management utilizes it in making operating decisions and assessing performance, and to assist investors in assessing the operating performance of Crescent. A reconciliation of Crescent’s FFO before and after such adjustments to GAAP net income is included in the financial statements accompanying this press release and in the “First Quarter 2007 Supplemental Operating and Financial Data” located on Crescent’s website. FFO should not be considered an alternative to net income.

SUPPLEMENTAL OPERATING AND FINANCIAL DATA
Crescent’s First Quarter 2007 Supplemental Operating and Financial Data report is available on Crescent’s website (www.crescent.com) in the investor relations section. To request a hard copy, please call Crescent at (817) 321-1446.
CONFERENCE CALL, WEBCAST AND PRESENTATION
Crescent will also host a conference call and audio webcast, both open to the general public, at 10:00 A.M. Central Time on Tuesday, May 8, 2007, to discuss the first quarter results and provide a company update. To participate in the conference call, please dial (877) 392-0083 domestically or (706) 679-3110 internationally, or you may access the audio webcast on Crescent’s website (www.crescent.com) in the investor relations section. A replay of the conference call will be available through May 22, 2007, by dialing (800) 642-1687 domestically or (706) 645-9291 internationally with a passcode of 7075434.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as “believe”, “expect”, “anticipate” and “may”.
Although Crescent believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Crescent’s actual results could differ materially from those described in the forward-looking statements.
The following factors might cause such a difference:
•	Risks associated with Crescent’s strategic plan, including:
•	Crescent’s ability to effectively implement the plan, including its ability to achieve targeted reductions in general and administrative expenses;

•	Crescent’s ability to make divestitures called for by the plan on terms that are acceptable, or at all;

•	A loss of key personnel or highly skilled employees as a result of implementation of the plan or the uncertainty surrounding it;

•	The rate at which Crescent will determine to make distributions to its shareholders; and

•	Crescent’s ability to effectively implement its ultimate strategy respecting its investment in the Canyon Ranch business;

•	The ability of Crescent to make the repayments and redemptions of its indebtedness and preferred equity contemplated by the plan together with its ability to reinvest available funds at anticipated returns and consummate anticipated office acquisitions and dispositions on favorable terms and within anticipated time frames;
•	Crescent’s ability, at its office properties, to timely lease unoccupied square footage and timely re-lease occupied square footage upon expiration or termination on favorable terms, which properties continue to be adversely affected by existing real estate conditions (including the vacancy levels in particular markets, decreased rental rates and competition from other properties) and which may also be adversely affected by general economic downturns;

•	Adverse changes in the financial condition of existing office customers and the ability of these office customers to pay rent;

•	Lack of control and limited flexibility in dealing with Crescent’s jointly owned investments;

•	The ability of El Paso Energy to satisfy its obligations to pay rent and termination fees in accordance with the terms of its agreement with Crescent;

•	The concentration of a significant percentage of Crescent’s office assets in Texas;

•	Pending Crescent’s sale of its resort and hotel assets and its resort residential development business, risks associated with owning and operating those assets and businesses, including:

•	The ability of Crescent’s resort residential segment to develop, sell and deliver units and lots within anticipated time frames and within anticipated profit margins;

•	Deterioration in the market or in the economy generally and increases in construction cost associated with development of residential land or luxury residences, including single-family homes, town homes and condominiums; and

•	Deterioration in Crescent’s luxury resort and business-class hotel markets or in the economy generally and increase in construction cost associated with the development of resort/hotel properties;
•	Financing risks, such as Crescent’s ability to generate revenue sufficient to service and repay existing or additional debt, increases in debt service associated with increased debt and with variable-rate debt, Crescent’s ability to meet financial and other covenants, liquidity risks related to the use of warehouse facilities governed by repurchase agreements to fund certain of our mezzanine investments, and Crescent’s ability to consummate financings and refinancings on favorable terms and within any applicable time frames;

•	Reduced availability of insurance coverage on Crescent’s owned properties for losses due to catastrophic events, such as windstorms and floods;

•	The inherent risk of our mezzanine investments, which are structurally or contractually subordinated to senior debt, may become unsecured as a result of foreclosure by a senior lender on its collateral and are riskier than conventional mortgage loans;

•	Crescent’s failure to have effective internal control over financial reporting as a result of three incorrect accounting policies that constituted a material weakness, which have been described in more detail in its filings with the SEC;

•	The existence of complex regulations relating to Crescent’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation, the effect of the new Texas franchise tax legislation on Texas real estate investment trusts and the adverse consequences of the failure to qualify as a REIT; and

•	Other risks detailed from time to time in Crescent’s filings with the SEC.
Given these uncertainties, readers are cautioned not to place undue reliance on such statements. Crescent is not obligated to update these forward-looking statements to reflect any future events or circumstances.
ABOUT CRESCENT
Crescent Real Estate Equities Company (NYSE: CEI) is a real estate investment trust headquartered in Fort Worth, Texas. On March 1, 2007, Crescent announced a strategic plan to simplify its business model and focus on its successful office platform as an owner, manager, and developer of class A properties. Key elements of the plan include the sale of resort and hotel assets, resort residential developments, and the sale of non-core office properties. Upon completion of these strategic initiatives, Crescent will own and/or manage approximately 22 million square feet of premier office buildings in key markets including Dallas, Houston, Denver, Miami, and Las Vegas. For more information, visit Crescent’s Web site at www.crescent.com.
FOR MORE INFORMATION
Jane E. Mody, Managing Director and Chief Financial Officer, (817) 321-1086
Jeremy C. Sweek, Investor & Media Relations Senior Manager, (817) 321-1464